From the President

July 28, 2016

TO: All Members

SUBJECT: Second Quarter 2016 Financial Results and Payment of Dividends

I am pleased to advise you of the following announcements in the attached news release:

Net income of $67.0 million for the second quarter of 2016

Quarterly dividends of 5.0 percent annualized on activity stock and 2.0 percent annualized on membership stock

These results reflect continuing strong usage of advances. We are pleased to provide products that are relevant to our membership and also to set aside a meaningful contribution to affordable housing and community development.

Dividend Payments

Based on second quarter performance, the Board of Directors declared quarterly dividends of 5.0 percent annualized on subclass B2 (activity) stock and 2.0 percent annualized on subclass B1 (membership) stock. These dividends will be calculated on your average capital stock held during the period April 1 to June 30, 2016, and will be credited to your demand deposit account (DDA) tomorrow, July 29.

Recognizing that a consistent predictable dividend is desirable, the Board and management anticipate the dividend differential to hold relatively stable throughout the remainder of 2016. The eventual amount of variance between the two subclasses, in 2017 and beyond, has yet to be determined. However, as we work toward the appropriate level of return for each subclass of stock, we are in agreement that product usage is the main driver of the Bank’s earnings and financial success. As such, we believe users of the cooperative should be rewarded with higher dividends than non-users, and that non-users should continue to enjoy access to liquidity and receive a dividend.

To estimate the amount of your dividend payment, please check the capital stock dividend calculator on Bank4Banks®.

As a reminder, our quarterly conference call is scheduled for Tuesday, Aug. 2, at 9 a.m. You will have an opportunity to ask questions on the call. If you have yet to register, you may do so by clicking here.

Sincerely,

Winthrop Watson
President and Chief Executive Officer